Exhibit 99.7

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 8, 2019 by and among Malta Hedge Fund, L.P., a Delaware limited partnership, Malta Hedge Fund II, L.P., a Delaware limited partnership, Malta Thrift Fund, L.P., a Delaware limited partnership, Malta Market Neutral Master Fund, Ltd., a Cayman company and Malta Offshore, Ltd., a Cayman company (collectively, the “Sellers”), and Castle Creek Capital Partners VII, L.P., a Delaware limited partnership (the “Purchaser”).

WHEREAS, the Purchaser agrees to purchase from the Sellers and the Sellers agree to sell to the Purchaser 427,010 shares of Common Stock, as set forth in Exhibit A attached hereto, par value $0.01 (the “Shares”) of Pathfinder Bancorp Inc. (the “Company”) held by the Sellers, subject to terms and conditions to be set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE  I
PURCHASE AND SALE OF SHARES

1.1          Sale of Shares.  At the closing of the transaction contemplated herein (the “Closing”) and upon the terms and conditions hereinafter set forth, the Sellers shall transfer, assign, set over and deliver to the Purchaser, and the Purchaser shall purchase and assume from the Sellers, all of each Seller’s right, title and interest in and to the Shares free and clear of all Liens (as defined below).

1.2          RESERVED.

1.3          Closing.  The Closing shall take place simultaneously with the execution and delivery of this Agreement, which execution and delivery shall take place on the same day as the Company raises capital from the Purchaser.

1.4          Purchase Price; Payment.  The purchase price of the Shares being sold hereunder is $14.25 per share (i.e., $6,084,892.5 in the aggregate) (the “Purchase Price”).  At the Closing, the Purchaser shall deliver to the Sellers the Purchase Price via wire transfer in immediately available funds according to written instructions provided to the Purchaser by each Seller.

1.5          Delivery of Shares.  At the Closing, the Sellers shall deliver the Shares to the Purchaser through the Depository Trust Company, a subsidiary of The Depository Trust & Clearing Corporation, in accordance with the written broker instructions provided to the Sellers by the Purchaser.

1.5          Other Actions.  Each of the parties hereto shall take all actions reasonably necessary to effect the transactions contemplated hereby.

ARTICLE  II
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLER

Each Seller hereby represents and warrants to, and agrees with, the Purchaser, as of the date hereof and as of the date of the Closing, as follows:

2.1          The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the right, power and authority (a) to enter into this Agreement and (b) to transfer, convey and sell to the Purchaser at the Closing the Shares.  The Seller has exclusive right, title and interest in the Shares free and clear of all Liens (as defined below), and upon consummation of the purchase contemplated hereby, the Purchaser will acquire from the Seller all right, title and interest in the Shares, free and clear of all liens, charges, claims, security interests, rights of first offer or refusal, mortgages, restrictions, or encumbrances (“Liens”), other than those arising under applicable securities laws.  The Seller further represents that it has not sold, conveyed, transferred, assigned, participated, pledged or otherwise encumbered the Shares in whole or in part or taken any actions that would encumber, sell, convey, transfer, assign, participate, pledge or otherwise create any restrictions with respect to either the voting or disposition of the Shares, in each case except for the transactions expressly contemplated by this Agreement.

2.2          This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.  The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Seller, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller or under the certificate of formation or limited partnership agreement (or similar governing documents) of the Seller, each as amended, or any note, indenture, mortgage or lease, or any other contract or other instrument, document or agreement, to which the Seller is a party or by which it or any of its property is bound or affected, except, in the case of each of (a) and (b), for those violations or breaches as would not affect the ability of the Seller to perform its obligations hereunder or subject the Shares to any Lien.

2.3          The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller or the transfer, conveyance and sale of the Shares to be sold by the Seller to the Purchaser pursuant to the terms hereof.

2.4          No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by the Seller for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Shares.  The Seller has not offered to sell, or solicited any offers to buy, all or any portion of the Shares by any form of general solicitation or general advertising in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws.

2.5          No broker or finder has acted for the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

2.6          Seller acknowledges that the Purchaser may be in possession of material non-public information not known to it, including (without limitation) information received from the Company on a confidential basis and information received on a privileged basis from its attorneys and financial advisors (collectively, the “Purchaser Excluded Information”).  Seller acknowledges that the Purchaser Excluded Information may be indicative of a value of the Shares that is substantially lower or higher than the Purchase Price or otherwise adverse to the Seller and such Purchaser Excluded Information may be material to Seller’s decision to sell the Shares.  Seller represents that it has not requested the Purchaser Excluded Information and agrees that the Purchaser shall not be obligated to disclose any Purchaser Excluded Information or have any liability with respect to any such non-disclosure.

2.7          Seller (i) is a sophisticated seller with respect to the sale of the Shares, (ii) has adequate information and such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby and to make an informed decision regarding the sale of the Shares, (iii) is, and has been since it acquired the Common Shares, an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act, and (iv) has independently and without reliance upon Purchaser, and based on such information and due diligence as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement and the transaction contemplated hereby, (v) is able to bear the risks attendant to the transactions contemplated hereby, and (vi) is dealing with Purchaser on a professional arm’s-length basis and neither Purchaser nor any of its affiliates is acting as a fiduciary or advisor to Seller with respect to this Agreement and any of the transactions contemplated hereby. Seller acknowledges that Purchaser has not given Seller any investment advice, credit information, or opinion on whether the sale of the Shares is a prudent investment decision.

2.8          Seller is not and has not been, (i) a person (either alone or together with others) directly or indirectly controlling or controlled (within the meaning of the Securities Act) by the Company or (ii) an affiliate (as that term is defined in Rule 144 of the Securities Act) of the Company.

2.9          There is no action, lawsuit, arbitration, claim or proceeding pending or, to the best of Seller’s knowledge, threatened, against Seller that could reasonably be expected to impede or prevent the consummation of the transaction contemplated hereby or that will adversely affect the Shares.

ARTICLE  III
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and agrees with, the Seller, as of the date hereof and as of the date of the Closing, as follows:

3.1.         The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.2          The Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement.  The Purchaser is acquiring the Shares for investment purposes, with no intention of distributing or reselling any of the Shares or any interest therein.  The Purchaser represents that by reason of its, or of its management’s, business and financial experience, the Purchaser has the capacity to evaluate the merits and risks of its investment in the Shares and to protect its own interests in connection with the transactions contemplated in this Agreement and understands the terms of and risks associated with the acquisition of the Shares, including, without limitation, a lack of liquidity, price transparency or pricing availability and risks associated with the industry in which the Company operates.  The Purchaser’s financial condition is such that it is able to bear all economic risks of investment in the Shares, including a complete loss of its investment.   The Purchaser has had the opportunity to review such disclosure regarding the Company, its business, its financial condition and its prospects as the Purchaser has determined to be necessary in connection with the purchase of the Shares, including, without limitation, filings made by the Company with the Securities and Exchange Commission, and has had an opportunity to ask such questions and make such inquiries concerning the Company, its business, its financial condition and its prospects as the Purchaser has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries.  The Purchaser acknowledges that the Seller has not given the Purchaser any investment or tax advice, credit information or opinion on whether the purchase of the Shares is prudent.

3.4          Purchaser is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by Purchaser or the purchase of the Shares to be purchased by Purchaser from Seller pursuant to the terms hereof.

3.5          No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by the Purchaser for the consummation of the transactions contemplated by this Agreement in connection with the purchaser of the Shares.

3.6          No broker or finder has acted for the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Purchaser.

ARTICLE  IV
MISCELLANEOUS

4.1          Survival of Representations, Warranties and Agreements.  The covenants, representations and warranties of each party contained herein shall survive the Closing.  Each party may rely on such covenants, representations and warranties irrespective of any investigation made, or notice or knowledge held by, it or any other person.

4.2          Notices.  All notices and other communications by the Purchaser or Sellers hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via telecopy transmission and verification received, or when posted by the United States postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth below or to such other addresses as a party may from time to time designate to the other party by written notice thereof, effective only upon actual receipt.

If to the Sellers:                                                                                                           Maltese Capital Management, LLC

150 East 52nd Street, 30th Floor

New York, New York 10022

Attention:  Terry Maltese

Email: tmaltese@maltesecap.com

If to the Purchaser:                                                                                        Castle Creek Capital Partners VII, L.P.

6051 El Tordo

Rancho Santa Fe, California 92067

Attention:  Tony Scavuzzo, Principal

Email:  tscavuzzo@castlecreek.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, California 90067

Attention:  Vijay Sekhon, Esq.

Email:  vsekhon@sidley.com

4.3          Assignment.  This Agreement shall not be assigned by the Purchaser, on the one hand, or any Seller, on the other hand, without the other party’s prior written consent.

4.4          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.5          Further Assurances.  From and after the date hereof, upon the reasonable request of any party hereto, the other parties will execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

4.6          Entire Agreement.  This Agreement constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

4.7          Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties, conditions or covenants hereof may be waived, only by written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

4.8          Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.9          Expenses.  Each of the parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder.

4.10        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be duly executed as of the date first above written.

Malta Hedge Fund, L.P.

By:	/s/ Terry Maltese
Name:	Terry Maltese
Title:	President & CEO

Malta Hedge Fund II, L.P.

By:	/s/ Terry Maltese
Name:	Terry Maltese
Title:	President & CEO

Malta Hedge Fund II, L.P.

By:	/s/ Terry Maltese
Name:	Terry Maltese
Title:	President & CEO

Malta Thrift Fund, L.P.

By:	/s/ Terry Maltese
Name:	Terry Maltese
Title:	President & CEO

Malta Market Neutral Master Fund, Ltd.

By:	/s/ Terry Maltese
Name:	Terry Maltese
Title:	Director

Malta Offshore, Ltd.

By:	/s/ Terry Maltese
Name:	Terry Maltese
Title:	Director

Castle Creek Capital Partners VII, L.P.
By Castle Creek Capital VII LLC, its general partner

By:	/s/ Tony Scavuzzo
Name:	Tony Scavuzzo
Title:	Principal

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EXHIBIT A

SELLER	SHARES OF COMMON STOCK	ALLOCABLE SHARE OF PURCHASE PRICE
MALTA HEDGE FUND II, L.P.	151,061	$2,152,619.25
MALTA HEDGE FUND, L.P.	13,200	$188,100.00
MALTA MARKET NEUTRAL MASTER FUND, LTD.	136,649	$1,947,248.25
MALTA OFFSHORE, LTD.	87,900	$1,252,575.00
MALTA THRIFT FUND, L.P.	38,200	$544,350.00

TOTAL	427,010	$6,084,892.50

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